Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND NINE MONTHS

ENDED SEPTEMBER 30, 2003

ATLANTIC CITY, October 28, 2003—Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today reported its operating results for the third quarter and nine months ended September 30, 2003.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the third quarter was $11.1 million as compared to $13.3 million in the year-earlier quarter. For the nine months ended September 30, 2003, Resorts’ EBITDA was $26.9 million as compared to $32.0 million in the prior year period.

Income from operations for the quarter was $10.4 million as compared to $10.9 million in the third quarter of 2002. For the nine months ended September 30, 2003, Resorts’ income from operations was $20.4 million as compared to $26.3 million for the same period of 2002.

The decline in results for the nine months ended September 30, 2003 is attributable to several factors, including unfavorable weather conditions during the winter months and continuing into the second quarter, increased competition in the Atlantic City gaming market with the opening of the Borgata in July 2003, and the continuation of the sluggish economy. Additionally, the closing of Resorts’ 166-room Atlantic City tower in September 2002 with the associated loss of room and slot inventory has impacted results. The Atlantic City tower was demolished to make room for a new hotel tower and casino expansion.

“Although the results for the third quarter were down as compared to last year, the decrease was anticipated, especially in light of the new competition in the Atlantic City market,” stated Nicholas L. Ribis, Vice Chairman. “Given our reduced room inventory and gaming capacity as a result of our hotel development project, which hinders our current ability to compete effectively in the market, our performance during the quarter was what we had expected. The construction on the new hotel tower project continues to proceed on schedule and budget.”

Gaming revenues for the quarter were $64.2 million, compared to $71.8 million for the comparable 2002 quarter. Net revenues for the quarter were $60.3 million, compared to $65.3 million in the prior year. For the nine months ended September 30, 2003, gaming revenues were $183.3 million, while in the same period of 2002 gaming revenues were $202.3 million. Net revenues for the first nine months of 2003 were $171.4 million, compared to $184.9 million during the same period of 2002.

In the third quarter, Resorts generated net income of $3.5 million versus net income of $2.7 million in the comparable 2002 quarter. Included in the third quarter results is the reversal of approximately $3.0 million of amortization expense related to discounts on funds previously deposited with the Casino Reinvestment Development Authority (“CRDA”) in below market interest bearing instruments. This reversal resulted from the receipt from the CRDA of $9.1 million of previously deposited funds as reimbursement for costs incurred for the construction of the new hotel tower. For the nine months ended September 30, 2003, Resorts earned net income of $3.1 million as compared to net income of $5.5 million for the comparable 2002 period. In addition to the revenue results noted above, this decline is also the result of an increase in interest expense of $1.1 million in the nine months ended September 30, 2003, principally caused by the issuance in March 2002 of the $180 million 11 ½% First Mortgage Notes due 2009 (the “First Mortgage Notes”). Included in the results for the nine months ended September 30, 2002 is a $3.4 million charge resulting from the retirement of Resorts’ previous debt upon issuance of the First Mortgage Notes.

Development of Resorts’ new hotel tower commenced in the summer of 2002. To make room for the new tower, in September 2002 Resorts closed and subsequently demolished its existing 166-room Atlantic City Tower together with a simulcast facility and slot parlor located at the foot of the old tower. The simulcast facility has been relocated and a portion of the 161 slot machines in the Atlantic City Tower slot parlor have been added to the main floor. Completion of the new tower is scheduled for the second quarter of 2004. The project, when completed and upon approval of the New Jersey Casino Control Commission, will add approximately 400 rooms and 700 slot machines over present levels.

Management will conduct a conference call for holders of Resorts 11½% First Mortgage Notes and investment analysts on Wednesday, October 29, 2003 at 3:30 p.m. EDT. At that time management will review operating results, status of the construction of the new hotel tower, and other pertinent matters. Interested participants should call toll free 1-800-915-4836, ID: “Resorts Atlantic City 3rd Quarter Conference Call”. A replay of the call will be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net Income is attached to this release.

Except for historical information contained herein, the disclosures in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended and are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Although Resorts believes the assumptions on which the forward-looking statements contained herein are based on are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by Resorts that Resorts’ objectives will be achieved. The forward-looking statements included herein are made as of the date of the press release, and Resorts assumes no obligation to update the forward-looking statements after the date hereof.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) (Dollars in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net revenues	$60,296	$65,308	$171,414	$184,872
Operating expenses	49,163	51,978	144,486	152,832
Depreciation and amortization	746	2,450	6,540	5,699

Income from operations	10,387	10,880	20,388	26,341
Interest income	238	604	1,088	1,454
Interest expense, net of capitalized interest	(4,590)	(5,589)	(14,819)	(13,679)
Other expense	(46)	(18)	(266)	(76)
Loss on extinguishment of debt	—	—	—	(3,378)

Income before income taxes	5,989	5,877	6,391	10,662
Provision for income taxes	(2,488)	(3,164)	(3,331)	(5,206)

Net income	$3,501	$2,713	$3,060	$5,456

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited) (Dollars in thousands) Reconciliation of EBITDA to Net income
	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Total net revenues	$60,296	$65,308	$171,414	$184,872
Operating expenses	49,163	51,978	144,486	152,832

EBITDA (a)	11,133	13,330	26,928	32,040
Depreciation and amortization	746	2,450	6,540	5,699

Income from operations	10,387	10,880	20,388	26,341
Interest income	238	604	1,088	1,454
Interest expense	(4,590)	(5,589)	(14,819)	(13,679)
Other expense	(46)	(18)	(266)	(76)
Loss on extinguishment of debt	—	—	—	(3,378)
Provision for income taxes	(2,488)	(3,164)	(3,331)	(5,206)

Net income	$3,501	$2,713	$3,060	$5,456

(a) EBITDA is income from operations before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$32,730	$32,989
Other current assets	15,388	14,100

Total current assets	48,118	47,089
Property and equipment, net	174,713	145,841
Other assets (including $64,930 and $89,971 of restricted cash and cash equivalents in 2003 and 2002, respectively)	85,903	116,424

Total assets	$308,734	$309,354

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$29,426	$33,383
Long-term debt, less current portion	183,258	183,008
Other long-term liabilities	4,653	4,653

Total liabilities	217,337	221,044

Common stock	—	—
Capital in excess of par	77,722	77,696
Retained earnings	13,675	10,614

Total shareholder’s equity	91,397	88,310

Total liabilities and shareholder’s equity	$308,734	$309,354